Exhibit 10.20

Summary of Guaranty Contract of Maximum Amount

Summary of Guaranty Contract of Maximum Amount ( the "Contract") Entered into by and between Changzhou Wujin Best Cable Co., Ltd. (the "Guarantor") and Changzhou Wunjin Branch, Industrial and Commercial Bank of China (the "Creditor") on January 4, 2010

Main contents:

  Guaranty Contract number: Year 2010 Luo Zui Bao Zi Di 0104 Hao;

  Guarantor undertakes to assume joint and several liabilities for Changzhou Shunfeng Packing Vessel Co., Ltd. (the "Obligor")’s indebtedness towards Industrial Bank under the agreements or other documents between the Obligor and Creditor from January 4, 2010, to January 3, 2011, and the maximum amount secured is RMB 8 million.

  Guaranty Responsibility: The guaranty under this Contract shall be guaranty with joint and several liabilities. The guarantor is obligated to pay off the debt in the event the obligor is unable to pay off the debt.

  Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, loss of foreign exchange rate floating, and fees incurred to the Creditor to realizing its rights (including but not limited to litigation fee and legal fee), which, however, is not subject to the cap of RMB 8 million

  Guaranty period: The guaranty period is from the effective date of this Contract to two years after the expiry of the term of relevant agreements or documents entered into between the Obligor and Creditor.